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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                                Idex Corporation
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                               (IDEX CORPORATION)
                           630 Dundee Road, Suite 400
                              Northbrook, IL 60062

                                                                   March 6, 2006

DEAR SHAREHOLDER:

     You are cordially invited to attend the Annual Meeting of shareholders of IDEX Corporation which will be held on Tuesday, April 4, 2006, at 10:00 a.m. Central Time, at Bank of America, LaSalle Room, 21st Floor, 231 South LaSalle Street, Chicago, Illinois.

     Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement. Included with the Proxy Statement is a copy of the Company's 2005 Annual Report. We encourage you to read the Annual Report. It includes information on the Company's operations, markets, products and services, as well as the Company's audited financial statements.

     Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted. Therefore, we urge you to sign, date, and promptly return the accompanying proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy card.

     On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                          -s- Lawrence D. Kingsley
                                          LAWRENCE D. KINGSLEY
                                          President and Chief Executive Officer

                                IDEX CORPORATION
                       ---------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 4, 2006
                       ---------------------------------

TO THE SHAREHOLDERS:

     The Annual Meeting of shareholders of IDEX Corporation (the "Company") will be held on Tuesday, April 4, 2006, at 10:00 a.m. Central Time, at Bank of America, LaSalle Room, 21st Floor, 231 South LaSalle Street, Chicago, Illinois, for the following purposes:

        1. To elect two directors for a term of three years.

        2. To ratify the appointment of Deloitte & Touche LLP as auditors of the Company for 2006.

        3. To transact such other business as may properly come before the meeting.

     The Board of Directors fixed the close of business on February 28, 2006, as the record date for the determination of shareholders owning the Company's Common Stock entitled to notice of, and to vote at, the Annual Meeting.

                                          By Order of the Board of Directors

                                          -s- Frank J. Notaro
                                          FRANK J. NOTARO
                                          Vice President-General Counsel
                                          and Secretary

March 6, 2006
Northbrook, Illinois

                      ------------------------------------

                                PROXY STATEMENT

                      ------------------------------------

     The Company has prepared this Proxy Statement in connection with the solicitation by the Company's Board of Directors of proxies for the Annual Meeting of shareholders of IDEX Corporation to be held on Tuesday, April 4, 2006, at 10:00 a.m. Central Time, at Bank of America, LaSalle Room, 21st floor, 231 South LaSalle Street, Chicago, Illinois. The Company commenced distribution of this Proxy Statement and the accompanying materials on March 6, 2006.

     The Company will bear the costs of preparing and mailing this Proxy Statement and other costs of the proxy solicitation made by the Company's Board of Directors. Certain of the Company's officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors' recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone, or facsimile transmission. Arrangements also have been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of Common Stock of the Company held of record by such persons. The Company will reimburse such brokerage firms and others for reasonable out-of-pocket expenses incurred by them in connection with this work. In addition, the Company has engaged Morrow & Co. to assist in proxy solicitation and collection, and has agreed to pay such firm $5,500, plus out-of-pocket costs.

                             VOTING AT THE MEETING

     The record of shareholders entitled to notice of, and to vote at, the Annual Meeting was taken as of the close of business on February 28, 2006, and each shareholder will be entitled to vote at the meeting any shares of IDEX Common Stock held on that record date. An aggregate of 52,948,273 shares of the Company's Common Stock was outstanding at the close of business on February 28, 2006. Each share entitles its holder of record to one vote on each matter upon which votes are taken at the Annual Meeting. No other securities are entitled to be voted at the Annual Meeting.

     A quorum of shareholders is necessary to take action at the Annual Meeting. A majority of outstanding shares of Common Stock of the Company present in person or represented by proxy will constitute a quorum. The Company will appoint election inspectors for the meeting to determine whether or not a quorum is present, and to tabulate votes cast by proxy or in person at the Annual Meeting. Under certain circumstances, a broker or other nominee may have discretionary authority to vote certain shares of Common Stock if instructions have not been received from the beneficial owner or other person entitled to vote. The election inspectors will treat directions to withhold authority, abstentions and broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because such broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) as present and entitled to vote for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting. The election of directors requires a plurality vote, and the ratification of the appointment of Deloitte & Touche LLP as auditors of the Company for 2006 requires a majority vote, of the shares of Common Stock of the Company present in person or represented by proxy at the meeting. Directions to withhold authority will have no effect on the election of directors, because directors are elected by a plurality of votes cast. Abstentions will be treated as shares voted against the ratification of the appointment of Deloitte & Touche LLP as auditors of the Company for 2006.

     The Company requests that you mark the accompanying proxy card to indicate your votes, sign and date it, and return it to the Company in the enclosed envelope. If your completed proxy card is received prior to or at the meeting, your shares will be voted in accordance with your voting instructions. If you sign and return your proxy card but do not give voting instructions, your shares will be voted FOR the election of the Company's nominees as directors, FOR the ratification of the appointment of Deloitte & Touche LLP as auditors of the Company for 2006, and in the discretion of the proxy holders as to any other business which may properly come before the meeting. Any proxy solicited hereby may be revoked by the person or persons giving it at any time before it has been exercised at the Annual Meeting by giving notice of revocation to the Company in writing at the meeting. The Company requests that all such written notices of revocation to the Company be addressed to Frank J. Notaro, Vice President-General Counsel and Secretary, IDEX Corporation, 630 Dundee Road, Suite 400, Northbrook, IL 60062.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation, as amended, provides for a three-class Board, with one class being elected each year for a term of three years. The Board of Directors currently consists of eight members, two of whom are Class II directors whose terms will expire at this year's Annual Meeting, three of whom are Class III directors whose terms, subject to the next paragraph, will expire at the Annual Meeting to be held in 2007, and three of whom are Class I directors whose terms will expire at the Annual Meeting to be held in 2008.

     Dennis K. Williams, the Company's Chairman of the Board and a Class III director, will retire and resign as Chairman of the Board on the date of the Annual Meeting. Upon the resignation of Mr. Williams, Mr. Kingsley will become the Chairman of the Board. Additionally, Paul E. Raether, a Class III director, will retire and resign from the Board on the date of the Annual Meeting. On February 2, 2006, the Board of Directors appointed, with effect on Mr. Raether's retirement and resignation on the date of the Annual Meeting, Ruby Chandy to fill the vacancy created by Mr. Raether's resignation. As a result of such resignations and appointment, the Board of Directors will be reduced to, and consist of, seven members.

     The Company's Board of Directors has nominated two individuals for election as Class II directors to serve for a three-year term expiring at the Annual Meeting to be held in 2009, or upon the election and qualification of their successors. The nominees of the Board of Directors are Michael T. Tokarz and Frank S. Hermance. Messrs. Tokarz and Hermance are currently serving as directors of the Company. The nominees and the directors serving in Class III and Class I whose terms expire in future years and who will continue to serve after the Annual Meeting are listed below with brief statements setting forth their present principal occupations and other information, including directorships in other public companies.

     If for any reason the nominees for a Class II directorship are unavailable to serve, proxies solicited hereby may be voted for a substitute. The Board, however, expects the nominees to be available.

             THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                   THE NOMINEES IN CLASS II IDENTIFIED BELOW.

                           NOMINEES FOR DIRECTORSHIP

CLASS II: NOMINEES FOR THREE-YEAR TERM

MICHAEL T. TOKARZ                                            Director since 1987
Member                                                                    Age 56
The Tokarz Group L.L.C.

     Mr. Tokarz has been a director of the Company since its organization in September 1987. He has been a member of The Tokarz Group L.L.C. since February 1, 2002. From prior to 2001 until January 31, 2002, Mr. Tokarz was a member of Kohlberg Kravis Roberts & Co., L.L.C. Mr. Tokarz is a director of Conseco, Inc., MVC Capital, Inc. and Walter Industries, Inc. Mr. Tokarz is a member of the Compensation Committee and the Executive Committee of the Board of Directors.

FRANK S. HERMANCE                                            Director since 2004
Chairman and Chief Executive Officer                                      Age 57
AMETEK, INC.

     Mr. Hermance has been a director of the Company since January 5, 2004. Mr. Hermance has been Chairman and Chief Executive Officer of AMETEK, INC. since January 2001. Mr. Hermance is a director of AMETEK, INC. Mr. Hermance is a member of the Audit Committee of the Board of Directors. Mr. Hermance has been appointed by the Board to the Nominating and Corporate Governance Committee, effective on the date of the Annual Meeting, conditioned on Mr. Hermance being elected at the Annual Meeting.

                           OTHER INCUMBENT DIRECTORS

CLASS III: THREE-YEAR TERM EXPIRES IN 2007

RUBY R. CHANDY                                               Director since 2006
Vice President of Marketing and Commercial Excellence                     Age 42
Thermo Electron Corporation

     Ms. Chandy has been appointed by the Board to fill the vacancy created by Mr. Raether's resignation, with effect on the date of the Annual Meeting. Ms. Chandy has been Vice President of Marketing and Commercial Excellence, Thermo Electron Corporation since 2004. She served as President, Bioscience Technologies Division, Thermo Electron Corporation from 2002 to 2004, and as President, Process Instruments Division, Thermo Electron Corporation from 2001 to 2002. Ms. Chandy has been appointed by the Board to the Nominating and Corporate Governance Committee, effective on the date of the Annual Meeting, to succeed Mr. Raether.

NEIL A. SPRINGER                                             Director since 1990
Managing Director                                                         Age 67
Springer & Associates, L.L.C.

     Mr. Springer has been a director of the Company since February 27, 1990. He has been Managing Director of Springer & Associates, L.L.C. since prior to 2001. Mr. Springer is a director of CUNA Mutual Insurance Group and Walter Industries, Inc. Mr. Springer is the Chairman of the Nominating and Corporate Governance Committee, and a member of the Audit Committee and Executive Committee of the Board of Directors.

CLASS I: THREE-YEAR TERM EXPIRES IN 2008

BRADLEY J. BELL                                              Director since 2001
Executive Vice President and Chief Financial Officer                      Age 53
Nalco Company

     Mr. Bell has been a director of the Company since June 11, 2001. He has been Executive Vice President and Chief Financial Officer of Nalco Company since November 5, 2003. Mr. Bell was Senior Vice President and Chief Financial Officer of Rohm and Haas Company from prior to 2001 until May 31, 2003. Mr. Bell is a director of Compass Minerals International, Inc. Mr. Bell is Chairman of the Audit Committee of the Board of Directors.

GREGORY B. KENNY                                             Director since 2002
President and Chief Executive Officer                                     Age 53
General Cable Corporation

     Mr. Kenny has been a director of the Company since February 1, 2002. Mr. Kenny has been President and Chief Executive Officer of General Cable Corporation since August 2001. From prior to 2001 until August 2001, Mr. Kenny served as President and Chief Operating Officer of General Cable Corporation. Mr. Kenny is a director of General Cable Corporation and Corn Products International. Mr. Kenny is Chairman of the Compensation Committee of the Board of Directors.

LAWRENCE D. KINGSLEY                                         Director since 2005
President and Chief Executive Officer                                     Age 43
IDEX Corporation

     Mr. Kingsley will become Chairman of the Board upon Mr. Williams' retirement and resignation. Mr. Kingsley has been President and Chief Executive Officer of the Company since March 22, 2005. From August 2004 to March 2005, Mr. Kingsley served as Chief Operating Officer of the Company. From March 2004 to August 2004, Mr. Kingsley served as Corporate Vice President and Group Executive within Danaher Corporation responsible for the Sensors and Controls businesses. He served as President, Industrial Controls Group from April 2002 to July 2004; as President, Motion Group, Special Purpose Systems from January 2001 to March 2002; and as Vice President and General Manager, Industrial and Commercial Products Division, Kollmorgen Corporation, from June 1999 to January 2001. Mr. Kingsley is Chairman of the Executive Committee of the Board of Directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors has the ultimate authority for the management of the Company's business. In February 2006, the Board of Directors affirmed the Company's Corporate Governance Guidelines which, along with the charters of the Board Committees and the Company's Code of Business Conduct and Ethics, provide the framework for the governance of the Company. The Company's Corporate Governance Guidelines address matters such as composition, size and retirement age of the Board, Board membership criteria, the role and responsibilities of the Board, director compensation, share ownership guidelines, and the frequency of Board meetings (including meetings to be held without the presence of management). The Company's Code of Business Conduct and Ethics sets forth the guiding principles of business ethics and certain legal requirements applicable to all IDEX employees and directors. Copies of the current Corporate Governance Guidelines, the charters of the Board Committees, and Code of Business Conduct and Ethics are available on our website at www.idexcorp.com, or may be obtained by shareholders without charge by sending a written request to Susan H. Fisher, Director - Investor Relations, IDEX Corporation, 630 Dundee Road, Suite 400, Northbrook, Illinois 60062.

     The Board selects the Company's executive officers, delegates responsibilities for the conduct of the Company's operations to those officers, and monitors their performance. During 2005, the Board of Directors held nine meetings. The independent (non-management) directors met in regular executive sessions without management at each in-person meeting of the Board. Generally, the Chairman of the Nominating and Corporate Governance Committee presides at the non-management executive sessions. The Board of Directors has adopted standards for directors' independence (Appendix A to this Proxy Statement) for determining whether a director is independent from management. These standards are based upon the listing standards of the New York Stock Exchange and applicable laws and regulations. The Board of Directors has affirmatively determined, based on these standards, that the following directors, two of whom are standing for election to the Board, are independent: Messrs. Bell, Hermance, Kenny, Raether, Springer and Tokarz and Ms. Chandy. Accordingly, all of the Director nominees are independent. Mr. Raether will retire and resign from the Board on the date of the Annual Meeting. The Board of Directors has also determined that the following Directors, none of whom is standing for election to the Board, are not independent: Messrs. Kingsley and Williams. Mr. Kingsley is the President and Chief Executive Officer of the Company, and Mr. Williams is the Chairman of the Board and former President and Chief Executive Officer of the Company. Mr. Williams will retire and resign from the Board on the date of the Annual Meeting. The Board also has determined that all Board standing committees are composed entirely of independent Directors.

     Important functions of the Board of Directors are performed by committees comprised of members of the Board. Subject to applicable provisions of the Company's By-Laws and based on the recommendations of the Nominating and Corporate Governance Committee, the Board as a whole appoints the members of each committee each year at its first meeting. The Board may, at any time, appoint or remove committee members or change the authority or responsibility delegated to any committee. There are four regularly constituted committees of the Board of Directors: the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

     The Executive Committee is empowered to exercise the authority of the Board of Directors in the management of the Company between meetings of the Board of Directors, except that the Executive Committee may not fill vacancies on the Board, amend the Company's By-Laws or exercise certain other powers reserved to the Board or delegated to other Board committees. The members of the Executive Committee are Messrs. Kingsley, Springer and Tokarz. During 2005, the Executive Committee did not hold any meetings.

     The Audit Committee's primary duties and responsibilities are to: monitor the integrity of the Company's financial reporting process and systems of internal control regarding finance, accounting and legal compliance; monitor the independence and performance of the Company's independent auditor and monitor the performance of the Company's internal audit function; hire and fire the Company's auditor and approve any audit and non-audit work performed by the independent auditor; provide an avenue of communication among the independent auditor, management and the Board of Directors; and prepare the report that the rules of the

Securities and Exchange Commission require to be included in the Company's annual proxy statement. The members of the Audit Committee are Messrs. Bell, Hermance and Springer, each of whom satisfies the independence requirements of the New York Stock Exchange. The Board of Directors has determined that Mr. Bell is the "audit committee financial expert," as defined by the rules of the Securities and Exchange Commission. During 2005, the Audit Committee held twelve meetings.

     The Compensation Committee's primary purpose and responsibilities are to: establish the compensation of the Chief Executive Officer and other senior officers of the Company; develop and recommend to the Board of Directors compensation for the Board; and produce a compensation committee report on executive compensation as required by the Securities and Exchange Commission to be included in the Company's annual proxy statement. The members of the Compensation Committee are Messrs. Kenny and Tokarz, each of whom satisfies the independence requirements of the New York Stock Exchange. During 2005, the Compensation Committee held eight meetings.

     The Nominating and Corporate Governance Committee's primary purpose and responsibilities are to: develop and recommend to the Board of Directors corporate governance principles and a code of business conduct and ethics; develop and recommend criteria for selecting new directors; identify individuals qualified to become directors consistent with criteria approved by the Board, and recommend to the Board such individuals as nominees to the Board for its approval; screen and recommend to the Board individuals qualified to become Chief Executive Officer and any other senior officer whom the committee may wish to approve; and oversee evaluations of the Board, individual Board members and the Board committees. The current members of the Nominating and Corporate Governance Committee are Messrs. Springer and Raether, each of whom satisfies the independence requirements of the New York Stock Exchange. During 2005, the Nominating and Corporate Governance Committee held two meetings. The Board has appointed Ms. Chandy and Mr. Hermance to the Nominating and Corporate Governance Committee effective on the date of the Annual Meeting. Ms. Chandy and Mr. Hermance each satisfy the independence requirements of the New York Stock Exchange.

     The Nominating and Corporate Governance Committee will consider nominees for the Board recommended by the Company's shareholders in accordance with the procedures described under SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2007 ANNUAL MEETING. Shareholder nominees that comply with these procedures will be given the same consideration as nominees for director from other sources.

     The Nominating and Corporate Governance Committee will select nominees for the Board who demonstrate the following qualities:

     Experience (in one or more of the following):

     - high level leadership experience in business or administrative activities;

     - specialized expertise in the industry;

     - financial expertise;

     - breadth of knowledge about issues affecting the Company; and

     - ability and willingness to contribute special competencies to Board activities.

     Personal attributes:

     - personal integrity;

     - loyalty to the Company and concern for its success and welfare and willingness to apply sound independent business judgment;

     - awareness of a director's vital part in the Company's good corporate citizenship and corporate image;

     - time available for meetings and consultation on Company matters; and

     - willingness to assume fiduciary responsibilities.

     Qualified candidates for membership on the Board shall be considered without regard to race, color, religion, sex, ancestry, national origin or disability. In the past, the Company has hired Russell Reynolds and Crist Associates, executive search firms, to help identify and facilitate the screening and interview process of director candidates. After conducting an initial evaluation of a candidate, the Nominating and Corporate Governance Committee will interview that candidate if it believes the candidate might be suitable to be a director. The Committee may also ask the candidate to meet with other members of the Board. If the Committee believes a candidate would be a valuable addition to the Board of Directors, it will recommend to the full Board that candidate's appointment or election. Annually, the Nominating and Corporate Governance Committee shall review the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommend to the full Board the slate of directors to be recommended for nomination for election at the annual meeting of shareholders.

     During 2005, each member of the Board of Directors attended more than 75% of the aggregate number of meetings of the Board of Directors and of committees of the Board of which he was a member. The Company encourages the directors to attend the Annual Meeting of shareholders. All of the directors attended the 2005 Annual Meeting of shareholders.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

     You can contact the Board or any of the individual directors by writing to them c/o Frank J. Notaro, Vice President-General Counsel and Secretary, IDEX Corporation, 630 Dundee Road, Suite 400, Northbrook, Illinois 60062. Inquiries sent by mail will be reviewed, sorted and summarized by the Company's General Counsel before they are forwarded to the Board or an individual director.

COMPENSATION OF DIRECTORS

     Non-management directors of the Company receive an annual retainer for their services of $30,000. The chairperson of the Audit, Compensation and Nominating and Corporate Governance Committee receives an additional $8,000, $4,000 and $4,000, respectively, for services as chairperson of the committee. In 2005, each Board member received a $1,000 fee for each Board meeting attended in person, and each member of the Audit, Compensation and Nominating and Corporate Governance Committee received a $500 fee for each committee meeting attended in person. Such fees were accrued and paid quarterly in arrears at the same time the base retainer fee was paid. Commencing in 2006, each non-management director, in addition to their annual retainer, will receive $10,000 annually for attendance at Board and Committee meetings, and the Board and Committee meeting attendance fees paid in 2005 will no longer be paid.

     Under the Second Amended and Restated IDEX Corporation Directors' Deferred Compensation Plan (the "Directors' Deferred Compensation Plan"), directors are permitted to defer their compensation into an interest-bearing account or into a deferred compensation units account as of the date that such compensation would otherwise be payable. The deferred compensation credited to the interest-bearing account is adjusted on a quarterly basis with hypothetical earnings for the quarter equal to the Lehman Long AAA Bond yield as of December 1 of the calendar year preceding the year for which the earnings were credited. Amounts credited to the interest-bearing account are compounded monthly. The deferred compensation credited to the deferred compensation units account is converted into a number of Common-Stock-equivalent units ("Deferred Compensation Units") by dividing the deferred compensation by the fair market value of the Company's Common Stock on the deferral date. In addition, the value of the dividends payable on shares of Common Stock are credited to the deferred compensation units account and converted into Deferred Compensation Units based on the number of Deferred Compensation Units on the dividend record date, and the fair market value of Common Stock on the dividend payment date.

     During 2005, each non-management director received a non-qualified stock option to purchase 4,500 shares of common stock at an exercise price of $38.55, the closing price of our Common Stock on the date preceding the date the option was granted, pursuant to the Amended and Restated IDEX Corporation Stock Option Plan for Outside Directors (the "Directors' Option Plan"). Non-management directors are those individuals who are not current or former full-time employees of the Company or its subsidiaries. The options become exercisable two years following the date of their grant. Commencing in 2006, non-management directors receive non-qualified stock options and shares of restricted stock pursuant to the IDEX Corporation Incentive Award Plan ("Incentive Award Plan"). Any person who becomes a non-management director after November, 2005 receives an option to purchase 3,375 shares of Common Stock and 1,015 shares of restricted stock upon the effective date of election or appointment to the Board. On the first regularly scheduled meeting of the Board of Directors held each year, each non-management director receives an option to purchase 2,250 shares of Common Stock and 675 shares of restricted stock. The exercise price of each option is equal to the closing price of the Common Stock on the trading day preceding the date the option is granted. The options become exercisable one year following their date of grant. Upon exercise of any option, the purchase price of Common Stock may be paid either in cash, in shares of Common Stock having an aggregate fair market value on the date of exercise equal to the exercise price, or by delivery of an irrevocable commitment to use the proceeds from the sale of stock acquired from exercise of the option. The restricted stock is non-transferable until the recipient is no longer serving as a director, and is subject to forfeiture if the director terminates service as a director for reasons other than death, disability or retirement prior to vesting. The restricted stock will vest in full on the earlier of the third anniversary of grant, failure of the director to be re-elected to the Board or a change in control. On February 2, 2006, each of Messrs. Bell, Hermance, Kenny, Springer and Tokarz received an option to purchase 2,250 shares of Common Stock at an exercise price of $46.01, and 675 shares of restricted stock.

                               SECURITY OWNERSHIP

     The following table furnishes information as of February 28, 2006, except as otherwise noted, with respect to the shares of Common Stock beneficially owned by (i) each director and nominee for director, (ii) each officer named in the Summary Compensation Table, (iii) directors, nominees and executive officers of the Company as a group, and (iv) any person who is known by the Company to be a beneficial owner of more than five percent of the outstanding shares of Common Stock of the Company. Except as indicated by the notes to the following table and with respect to Deferred Compensation Units issued under the Directors' Deferred Compensation Plan and the IDEX Corporation 1996 Deferred Compensation Plan for Officers (the "Officers' Deferred Compensation Plan"), the holders listed below have sole voting power and investment power over the shares beneficially held by them. Under the Securities and Exchange Commission rules, the number of shares shown as beneficially owned includes shares of Common Stock subject to options that currently are exercisable, or will be exercisable, within 60 days of February 28, 2006. Shares of Common Stock subject to options that are currently exercisable within 60 days of February 28, 2006, are considered to be outstanding for the purpose of determining the percentage of the shares held by a holder, but not for the purpose of computing the percentage held by others. An * indicates ownership of less than one percent of the outstanding Common Stock.

                                                      SHARES         DEFERRED
                                                   BENEFICIALLY    COMPENSATION    PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                  OWNED          UNITS(1)        CLASS
------------------------------------               ------------    ------------    ----------
Directors and Nominees
(Other than Executive Officers):
  Bradley J. Bell(2)...........................        34,050                            *
  Ruby R. Chandy(3)............................             0                            *
  Frank S. Hermance(2).........................        17,550          2,003             *
  Gregory B. Kenny(2)..........................        24,300          3,807             *
  Paul E. Raether(2)(4)........................       216,652         22,135             *
  Neil A. Springer(2)..........................        68,175                            *
  Michael T. Tokarz(2).........................       234,699         13,288             *
Executive Officers:
  Dennis K. Williams(5)........................       165,477         91,884
  Lawrence D. Kingsley(5)(6)...................       267,680
  Dominic A. Romeo(5)(6).......................        84,165                            *
  John L. McMurray(5)(6).......................       129,813          2,506
  Frank J. Notaro(5)(6)........................        71,280                            *
  Kimberly K. Bors(5)(6).......................        53,391                            *
Directors, Nominees and All Executive Officers
  as a Group...................................     1,406,130        135,623           2.6
  (16 persons)(4)(7)
Other Principal Beneficial Owners:
  Ariel Capital Management, Inc.(8)............     9,853,952                         18.8
  307 North Michigan Avenue, Suite 500
  Chicago, IL 60601

---------------

(1) Deferred Compensation Units are issued under the Directors' Deferred Compensation Plan and the Officers' Deferred Compensation Plan and are payable in IDEX common stock. The value of these Deferred Compensation Units depends directly on the performance of IDEX Corporation Common Stock. The Deferred Compensation Units are not included in Shares Beneficially Owned.

(2) Includes 30,375, 16,875, 23,625, 6,750, 54,000 and 6,750 shares under option which are eligible for exercise under the Directors' Option Plan for Messrs. Bell, Hermance, Kenny, Raether, Springer and Tokarz, respectively. Also includes 675 shares of restricted stock issued under the Incentive Award Plan for each of Messrs. Bell, Hermance, Kenny, Raether, Springer and Tokarz which vest on February 2, 2009. All shares of restricted stock are eligible for the Company's dividend on its common stock.

(3) Ms. Chandy was appointed by the Board on February 2, 2006, with effect on Mr. Raether's retirement and resignation on the date of the Annual Meeting.

(4) Includes 59,227 shares which are owned by a family trust in which Mr. Raether's wife is trustee.

(5) Includes 107,800, 42,765, 48,125, 125,500, 68,640 and 46,490 shares which are eligible for exercise under the First Amended and Restated 1996 Stock Plan for Officers, the 2001 Stock Plan for Officers and the Incentive Award Plan, for Messrs. Williams, Kingsley, Romeo, McMurray, and Notaro, and Ms. Bors, respectively.

(6) Includes shares of restricted stock awarded by the Company as follows:

    Mr. Kingsley was awarded 115,000 shares of restricted stock on August 23, 2004, as an inducement to accept employment as the Company's Chief Operating Officer. Such shares were not granted under a plan approved by shareholders. Under the terms of the award, 23,000 of the shares vested on August 23, 2005, and 23,000 of the shares will vest on August 23 in each of the years 2006 through 2009. In connection with the vesting of shares on August 23, 2005, Mr. Kingsley surrendered 7,895 shares to satisfy withholding taxes. In connection with his promotion to Chief Executive Officer on March 22, 2005, Mr. Kingsley was awarded 100,000 shares of restricted stock under the Incentive Award Plan which vest in 25,000 share increments on March 22 in each of the years 2006 through 2009. In addition, on March 22, 2005, Mr. Kingsley was awarded 17,810 shares of restricted stock which vest on March 22, 2009, provided he is employed by the Company on such date. At December 31, 2005, Mr. Kingsley held 209,810 non-vested shares of restricted stock. All shares of restricted stock are eligible for the Company's dividend on its common stock.

    Mr. Romeo was awarded 30,000 shares of restricted stock on January 14, 2004, as an inducement to accept employment as the Company's Vice President and Chief Financial Officer. Such shares were not granted under a plan approved by shareholders. Under the terms of the award, 15,000 of the shares will vest on January 14 in each of the years 2008 and 2009. In addition, on March 22, 2005, Mr. Romeo was awarded 4,040 shares of restricted stock which vest on March 22, 2009, provided he is employed by the Company on such date. In addition, on September 27, 2005, Mr. Romeo was awarded 2,000 shares of restricted stock which vest on September 27, 2009, provided he is employed by the Company on such date. At December 31, 2005, Mr. Romeo held 36,040 non-vested shares of restricted stock. All shares of restricted stock are eligible for the Company's dividend on its common stock.

    On March 22, 2005, Messrs. McMurray and Notaro, and Ms. Bors were awarded 3,240, 2,640 and 2,320 shares of restricted stock, respectively, which vest on March 22, 2009, provided the executive is employed by the Company on such date. All shares of restricted stock are eligible for the Company's dividend on its common stock.

(7) Includes 138,375 shares under option which are eligible for exercise under the Directors' Option Plan, 471,795 shares under option which are eligible for exercise under the First Amended and Restated 1996 Stock Plan for Officers, the 2001 Stock Plan for Officers, and the Incentive Award Plan, and 281,925 shares of restricted stock issued under the Incentive Award Plan.

(8) Based on information in Schedule 13G, as of December 31, 2005, filed by Ariel Capital Management, Inc. with respect to common stock owned by Ariel Capital Management, Inc. and certain other entities which Ariel Capital Management, Inc. directly or indirectly controls or for which Ariel Capital Management, Inc. is an investment advisor on a discretionary basis. The Company has not attempted to verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The total compensation paid to the Company's Chief Executive Officer and the four highest compensated executive officers other than the Chief Executive Officer for services rendered to the Company in 2005, 2004, and 2003 is summarized as follows:

                                                                                  LONG-TERM COMPENSATION
                                            ANNUAL COMPENSATION(1)          -----------------------------------
                                      -----------------------------------                  SHARES
                                                                  OTHER     RESTRICTED   UNDERLYING   LONG-TERM
                                                                 ANNUAL       STOCK       OPTIONS     INCENTIVE      ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR     SALARY       BONUS      COMP.(2)    AWARDS(3)     GRANTED      PAYOUTS    COMPENSATION(4)
---------------------------    ----   ----------   ----------   ---------   ----------   ----------   ---------   ---------------
Dennis K. Williams...........  2005   $2,133,584   $  324,000   $203,294    $        0          0         0          $  5,040
  Chairman of the Board,       2004      750,162    1,200,000    263,671             0    132,000         0             4,841
  (former) President and
    Chief                      2003      740,000      900,000    230,069             0    150,000         0             6,659
  Executive Officer
Lawrence D. Kingsley.........  2005      561,923      768,200     61,757     4,834,922     55,060         0             5,040
  President and Chief
    Executive                  2004      147,115      435,000          0     3,531,650    145,000         0                 0
  Officer
Dominic A. Romeo.............  2005      333,269      312,200          0       250,682     22,500         0             5,040
  Vice President and Chief
    Financial                  2004      296,827      263,800          0       853,800    112,500         0           217,668
  Officer
John L. McMurray.............  2005      275,096      226,800          0       132,970     10,000         0             5,040
  Vice President - Group
    Executive                  2004      254,086      230,000          0             0     30,000         0             4,643
  Industrial Pumps             2003      239,800      171,600          0             0     31,500         0             4,400
Frank J. Notaro..............  2005      253,477      183,400          0       108,346      8,160         0             5,040
  Vice President - General
    Counsel                    2004      227,855      172,800          0             0     28,500         0             4,643
  and Secretary                2003      220,000      131,200          0             0     33,000         0             4,400
Kimberly K. Bors.............  2005      246,735      194,500          0        95,213      7,160         0             5,040
  Vice President - Human
    Resources                  2004      229,985      174,400          0             0     28,500         0             4,643
                               2003      220,000      148,300          0             0     55,500         0            28,080

---------------

(1) Includes amounts earned in fiscal year, whether or not deferred.

(2) For Mr. Williams, $131,387, $237,512, and $210,911 of the amount shown for 2005, 2004 and 2003, respectively, represents the incremental cost for Mr. Williams' personal use of the Company's aircraft. Mr. Williams resigned as President and Chief Executive Officer on March 22, 2005, at which time his personal use of the Company's aircraft as Chairman of the Board was limited to an incremental cost to the Company of $110,000 for the period from May 1, 2005 until the later of March 31, 2006 or the date of the Company's 2006 annual meeting. For Mr. Kingsley, $51,073 of the amount shown for 2005 represents the incremental cost for Mr. Kingsley's personal use of the Company's aircraft. For all other individuals, the value of perquisites provided did not exceed the lesser of $50,000 or 10% of base salary plus bonus. The incremental cost of the personal use of the Company's aircraft includes any additional occupied hourly rate fees, fuel charges, landing fees, catering, and other expenses which would not have otherwise been incurred by the Company if the aircraft had not been used for personal travel.

(3) Mr. Kingsley was awarded 115,000 shares of restricted stock on August 23, 2004, as an inducement to accept employment as the Company's Chief Operating Officer. Such shares were not granted under a plan approved by shareholders. The dollar value of the awards is based on the closing price of the Company's common stock on August 23, 2004 of $30.71. Under the terms of the award, 23,000 of the shares vested on August 23, 2005, and 23,000 of the shares vest on August 23 in each of the years 2006 through 2009. In connection with the vesting on August 23, 2005, Mr. Kingsley surrendered 7,895 shares to satisfy withholding taxes. In connection with his promotion to President and Chief Executive Officer on March 22, 2005, Mr. Kingsley was awarded 100,000 shares of restricted stock under the Incentive Award Plan which vest in 25,000 share increments on March 22 in each of the years 2006 through 2009. In addition, on March 22, 2005, Mr. Kingsley was awarded 17,810 shares of restricted stock which vest on March 22, 2009, provided he is employed by the Company on such date. The dollar value of these awards is based on the closing price of the Company's common stock on March 22, 2005 of $41.04. At

    December 31, 2005, Mr. Kingsley held 209,810 non-vested shares of restricted stock which had a value of $8,625,289 based on the closing price of our common stock on December 31, 2005 of $41.11. All shares of restricted stock are eligible for the Company's dividend on its common stock.

    Mr. Romeo was awarded 30,000 shares of restricted stock on January 14, 2004, as an inducement to accept employment as the Company's Vice President and Chief Financial Officer. Such shares were not granted under a plan approved by shareholders. Under the terms of the award, 15,000 of the shares vest on January 14 in each of the years 2008 and 2009. The dollar value of this award is based on the closing price of the Company's common stock on January 14, 2004 of $28.46. In addition, on March 22, 2005, Mr. Romeo was awarded 4,040 shares of restricted stock which vest on March 22, 2009, provided he is employed by the Company on such date. The dollar value of this award is based on the closing price of the Company's common stock on March 22, 2005 of $41.04. In addition, on September 27, 2005, Mr. Romeo was awarded 2,000 shares of restricted stock which vest on September 27, 2009, provided he is employed by the Company on such date. The dollar value of this award is based on the closing price of the Company's common stock on September 27, 2005 of $42.44. At December 31, 2005, Mr. Romeo held 36,040 non-vested shares of restricted stock which had a value of $1,481,604 based on the closing price of our common stock on December 31, 2005 of $41.11. All shares of restricted stock are eligible for the Company's dividend on its common stock.

    On March 22, 2005, Messrs. McMurray and Notaro, and Ms. Bors were awarded 3,240, 2,640 and 2,320 shares of restricted stock, respectively, which vest on March 22, 2009, provided the executive is employed by the Company on such date. The dollar value of these awards is based on the closing price of the Company's common stock on March 22, 2005 of $41.04. All shares of restricted stock are eligible for the Company's dividend on its common stock.

(4) For Mr. Williams in 2005, 2004 and 2003, amount includes $5,040, $4,643, and $4,400, respectively, of Company matching contributions to his Savings Plan individual account. Also for Mr. Williams in 2004 and 2003, amount includes $198 and $2,259, respectively, in imputed interest on a $180,000 loan made by the Company to pay withholding taxes on the 2001 vesting of his restricted stock award (this loan has been paid in full). For Mr. Kingsley in 2005, amount includes $5,040 of Company matching contributions to his Savings Plan individual account. For Mr. Romeo in 2005 and 2004, amount includes $5,040 and $4,044, respectively, of Company matching contributions to his Savings Plan individual account. Also for Mr. Romeo in 2004, amount includes $150,000 paid to him as a sign-on inducement bonus in lieu of forfeited bonus from prior employer, and $63,624 paid to him for relocation costs. For Messrs. McMurray and Notaro in 2005, 2004 and 2003, amount includes $5,040, $4,643 and $4,400 of Company matching contributions to Savings Plan individual accounts. For Ms. Bors in 2005, 2004 and 2003 amount includes $5,040, $4,643 and $3,080 of Company matching contributions to Savings Plan individual account. Also for Ms. Bors in 2003, amount includes a sign-on inducement bonus of $25,000.

OPTION GRANTS IN 2005

     The following tables set forth certain information with respect to options granted in 2005 to the Company's Chief Executive Officer and the four highest compensated officers other than the Chief Executive Officer:

                                                            INDIVIDUAL GRANTS
                                            -------------------------------------------------    POTENTIAL REALIZABLE
                                            NUMBER OF     % OF TOTAL                               VALUE AT ASSUMED
                                              SHARES       OPTIONS                               RATES OF STOCK PRICE
                                            UNDERLYING    GRANTED TO                            APPRECIATION FOR OPTION
                                             OPTIONS     EMPLOYEES IN   EXERCISE   EXPIRATION   -----------------------
NAME                                         GRANTED     FISCAL YEAR     PRICE        DATE          5%          10%
----                                        ----------   ------------   --------   ----------   ----------   ----------
Dennis K. Williams........................         0
Lawrence D. Kingsley......................    55,060          8%         40.35      03/22/15    $1,397,197   $3,540,771
Dominic A. Romeo..........................    12,500          2%         40.35      03/22/15       317,199      803,844
Dominic A. Romeo..........................    10,000          2%         42.47      09/27/15       267,092      676,862
John L. McMurray..........................    10,000          2%         40.35      03/22/15       253,759      643,075
Frank J. Notaro...........................     8,160          1%         40.35      03/22/15       207,067      524,749
Kimberly K. Bors..........................     7,160          1%         40.35      03/22/15       181,691      460,442

OPTION EXERCISES AND YEAR-END VALUES

                                                                     NUMBER OF SHARES            VALUE OF UNEXERCISED,
                                     NUMBER OF                    UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                      SHARES                    OPTIONS AT FISCAL YEAR END        FISCAL YEAR END(1)
                                    ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                                 EXERCISE      REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                -----------   -----------   -----------   -------------   -----------   -------------
Dennis K. Williams................    789,500     $17,534,611         400        272,100      $    5,512     $4,755,648
Lawrence D. Kingsley..............          0               0      29,000        171,060         296,960      1,229,686
Dominic A. Romeo..................          0               0      22,500        112,500         304,950      1,229,300
John L. McMurray..................     15,300         286,225     100,200         68,800       2,117,427      1,027,198
Frank J. Notaro...................     16,000         301,128      49,700         65,460         919,787      1,005,790
Kimberly K. Bors..................          0               0      27,900         63,260         527,244        992,673

---------------

(1) Calculated using closing stock price on December 31, 2005 of $41.11.

EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth certain information with respect to the Company's equity compensation plans as of December 31, 2005:

                                        NUMBER OF SECURITIES    WEIGHTED-AVERAGE      NUMBER OF SECURITIES
                                         TO BE ISSUED UPON      EXERCISE PRICE OF    REMAINING AVAILABLE FOR
                                            EXERCISE OF            OUTSTANDING        FUTURE ISSUANCE UNDER
                                        OUTSTANDING OPTIONS,    OPTIONS, WARRANTS      EQUITY COMPENSATION
PLAN CATEGORY                           WARRANTS AND RIGHTS        AND RIGHTS               PLANS(1)
-------------                           --------------------   -------------------   -----------------------
Equity compensation plans approved by
  the Company's shareholders..........        4,348,955             $  25.52               1,524,559(2)
Equity compensation plans not approved
  by the Company's shareholders.......           18,082                17.50                 433,937(3)
                                            -----------             --------              -------------
     Total............................        4,367,037             $  25.49                  1,958,496
                                            ===========             ========              =============

---------------

(1) Excludes securities to be issued upon the exercise of outstanding options, warrants and rights.

(2) Includes 31,179 shares remaining available for future issuance for settlement of Deferred Compensation Units under the Directors' Deferred Compensation Plan.

(3) Includes 433,937 shares remaining available for future issuance for settlement of Deferred Compensation Units under the 1996 Deferred Compensation Plan for Non-Officer Presidents (the "Presidents'

    Deferred Compensation Plan"). Under the Presidents' Deferred Compensation Plan, presidents who are not officers are permitted to defer a portion of their compensation into an interest-bearing account or into a deferred compensation units account as of the date that such compensation would otherwise be payable. The deferred compensation credited to the interest-bearing account is adjusted on a monthly basis with hypothetical earnings for the month equal to the Lehman Long AAA Bond yield as of December 1 of the calendar year preceding the year for which the earnings were credited. Amounts credited to the interest-bearing account are compounded monthly. The deferred compensation credited to the deferred compensation units account is converted into a number of Deferred Compensation Units by dividing the deferred compensation by the fair market value of the Company's Common Stock on the deferral date. In addition, the value of the dividends payable on shares of Common Stock are credited to the deferred compensation units account and converted into Deferred Compensation Units based on the number of Deferred Compensation Units on the dividend record date, and the fair market value of Common Stock on the dividend payment date. Deferred compensation is paid on January 1 following the number of years for which deferral was elected (5 or 10), retirement, death or termination of employment. Deferred Compensation Units are distributed in the form of our Common Stock or cash at the election of the employee.

PENSION AND RETIREMENT PLANS

     Certain employees of the Company, including the executive officers and certain salaried and hourly employees, are covered under the IDEX Corporation Retirement Plan (the "Retirement Plan"). The Company and the other sponsoring subsidiaries are required to make an annual contribution to the Retirement Plan in such amounts as are actuarially required to fund the benefits of the participants. The Retirement Plan is an ongoing "career average" plan that provides a level of benefit based on a participant's compensation for a year, historically with periodic updates to average compensation over a fixed five-year period. Under the Retirement Plan, participants are entitled to receive an annual benefit on retirement equal to the sum of the benefit earned through 1995 using the five-year average compensation of a participant through 1995, plus the benefit earned under the current formula for each year of employment after 1995. For each year of participation through 1995, a participant earns a benefit equal to 1.25% of the first $16,800 of such average compensation through 1995, and 1.65% of such compensation in excess of $16,800. Beginning January 1, 1996, the benefit earned equals the sum of 1.6% of the first $16,800 of each year's total compensation, and 2.0% for such compensation in excess of $16,800 for each full year of service credited after 1995. As required by law, compensation counted for purposes of determining this benefit is limited. For all participants in the Retirement Plan, the normal form of retirement benefit is payable in the form of a life annuity with five years of payments guaranteed. Other optional forms of payment are available.

     As of December 31, 2005, the total accrued monthly benefit under the Retirement Plan for Messrs. Williams, Kingsley, Romeo, McMurray and Notaro and Ms. Bors was $1,993, $633, $681, $4,072, $2,506 and $1,009, respectively. Based on amendments to the Retirement Plan and their individual elections, Messrs. Kingsley, Romeo and Notaro and Ms. Bors will not accrue any future credits beyond 2005 under the Retirement Plan. Therefore, the projected monthly benefit for Messrs. Kingsley, Romeo and Notaro and Ms. Bors under the Retirement Plan upon retirement at age 65 will equal the current accrued monthly benefit. They will begin participating in the Company's Defined Contribution Plan as of January 1, 2006. Assuming projected earnings (2006 base salary and bonus payable for 2006) of $468,600 for Mr. McMurray, the projected monthly benefit for Mr. McMurray will be $7,683 at age 65. Pursuant to Mr. Williams' transition and retirement agreement, he will retire on April 4, 2006. Mr. Williams' projected monthly benefit at age 65 will be $2,358.

     Pursuant to the Company's Supplemental Executive Retirement Plan (the "SERP"), employees of the Company are entitled to retirement benefits to compensate for any reduction in benefits under the Retirement Plan arising from the maximum benefit limitations under Sections 401 and 415 of the Internal Revenue Code of 1986, as amended (the "Code"). Based on the above assumptions, the projected monthly benefit at age 65 for Messrs. Kingsley, Romeo, McMurray, and Notaro, and Ms. Bors under the SERP is $1,317, $802, $6,131, $1,202 and $713, respectively. Pursuant to Mr. Williams' transition and retirement agreement, Mr. Williams did not accrue any additional SERP benefits by reason of the compensation paid him as Chairman of the

Board, and the benefit accruals he earns under the Retirement Plan as a result of such compensation will reduce his SERP benefit. However, the compensation used in the calculation of his SERP benefit will include $324,000 of the payments to be made upon his retirement on April 4, 2006. On his retirement, Mr. Williams will receive his SERP benefit of approximately $4,022,132 payable in two equal installments on May 1 of 2006 and 2007.

EXECUTIVE EMPLOYMENT AGREEMENTS

     The Company initially entered into an employment agreement with Mr. Kingsley pursuant to which he was employed as Chief Operating Officer. This agreement was amended in 2005 to reflect his promotion to President and Chief Executive Officer, effective March 22, 2005. The employment agreement provides for an initial term of five years and successive twelve-month periods thereafter. Mr. Kingsley's annual base salary for 2005 under such Agreement originally was set at $450,000, and was increased effective March 22, 2005 upon his promotion to $600,000, subject to annual review and adjustment. Upon his appointment to Chairman of the Board on the date of the Annual Meeting, his base salary will increase to $725,000. In addition to his annual base salary, Mr. Kingsley is eligible to receive an annual cash bonus targeted at 100% of base salary, with actual annual award up to 260% of his base salary based upon business results and personal performance as evaluated by the Board of Directors. Annual bonuses are paid to Mr. Kingsley under the Incentive Award Plan. If Mr. Kingsley's employment is terminated by the Company other than for cause, he will receive continuing salary payments and health benefits for 24 months, a pro-rated portion of 100% of his base salary (based on the portion of the year he was employed) and a payment equal to 200% of his base salary payable over 24 months. If Mr. Kingsley's employment is terminated because of disability, he will receive a bonus payment equal to a pro-rated portion of 100% of his base salary (based on the portion of the year he was employed). Additionally, if Mr. Kingsley should die during the term of the agreement, Mr. Kingsley's wife or estate will receive a bonus payment equal to a pro-rated portion of 100% of his base salary (based on the portion of the year he was employed). If his employment is terminated without cause or he terminates it for certain specified reasons following a change in control of the Company, Mr. Kingsley will receive his full salary and health insurance for a period of 36 months following termination, a pro rata portion of his bonus for the year of his termination and a payment equal to 300% of his base salary payable over 36 months. Upon Mr. Kingsley's hiring, the Company awarded Mr. Kingsley 115,000 shares of restricted IDEX Common Stock. Under the terms of the award, 23,000 shares of the restricted stock vest on August 23 in each of years 2005 through 2009 if Mr. Kingsley remains employed by the Company. In connection with his promotion to President and Chief Executive Officer, the Company awarded Mr. Kingsley 100,000 shares of restricted stock which vest in 25,000 share increments on March 22 in each of the years 2006 through 2009. All shares of the restricted stock will vest in the event Mr. Kingsley is terminated by the Company other than for cause, or if Mr. Kingsley terminates his employment because the Company has taken certain actions with respect to his employment.

     The Company has entered into an employment letter agreement with Mr. Romeo. The agreement does not provide for a fixed term and may be terminated at any time. If Mr. Romeo's employment is terminated by the Company other than for cause, he will be entitled to receive continuing salary payments for 18 months. In the event Mr. Romeo is actually or constructively terminated without cause within two years following a change in control, the Company will be obligated to pay Mr. Romeo his salary and his current target Management Incentive Plan Bonus for two years. Upon Mr. Romeo's hiring, the Company awarded Mr. Romeo 30,000 shares of restricted IDEX Common Stock. Under the terms of the award, 15,000 of the shares vest on January 14 in each of years 2008 and 2009. All shares of the restricted stock will vest in the event Mr. Romeo is terminated by the Company other than for cause or if Mr. Romeo dies or becomes disabled.

     The Company has entered into an employment letter agreement with Ms. Bors. The agreement does not provide for a fixed term and may be terminated at any time. If Ms. Bors is terminated by the Company other than for cause, she will be entitled to receive continuing salary and benefits for 12 months. In the event Ms. Bors is actually or constructively terminated without cause within two years following a change in control, the Company will be obligated to pay Ms. Bors her salary and her current target Management Incentive Plan Bonus for three years.

     The Company has entered into letter agreements with each of Messrs. McMurray and Notaro providing for three years' compensation and fringe benefits in the event they are actually or constructively terminated without cause within two years following a change of control.

     The Company had entered into an employment agreement with Mr. Williams which was effective through February 25, 2005. The employment agreement provided for an initial term of five years ending April 30, 2005, and successive twelve-month periods thereafter. Mr. Williams' annual base salary established for 2005 was $810,000, subject to annual review and adjustment. In addition to his annual base salary, Mr. Williams was eligible to receive an annual cash bonus paid under the Executive Incentive Bonus Plan. If Mr. Williams' employment was terminated by the Company other than for cause, he would have received continuing salary payments and fringe benefits for 24 months plus a bonus payment equal to the sum of 240% of his base salary and a pro-rated portion of 120% of his base salary (based on the portion of the year he was employed). If Mr. Williams' employment was terminated because of disability, he would have received continuing salary payments and fringe benefits for a period of 18 months plus a bonus payment equal to the sum of 180% of his base salary and a pro-rated portion of 120% of his base salary (based on the portion of the year he was employed). If Mr. Williams died before the continuing payments described above were complete, such payments would have continued to Mr. Williams' wife if she survived him or, if she did not survive him, to his estate. Additionally, if Mr. Williams would have died during the term of the agreement, Mr. Williams' wife or estate would have received continuing salary payments and fringe benefits for a period of 18 months plus a bonus payment equal to the sum of 180% of his base salary and a pro-rated portion of 120% of his base salary (based on the portion of the year he was employed). In connection with Mr. Williams' employment agreement, the Company awarded Mr. Williams 525,000 shares of restricted IDEX Common Stock. Under the terms of the award, 105,000 shares of the restricted stock vested on each of April 30, in each of years 2001 through 2005. The agreement provided for payment of the 20% golden parachute excise tax, increased for taxes due on the payment, in the event that the Internal Revenue Service determines any such taxes to be payable due to a change in control.

     Effective March 22, 2005, Mr. Williams resigned his position as President and Chief Executive Officer, but remained in his executive Chairman of the Board position in order to transition leadership to Mr. Kingsley, who succeeded Mr. Williams as President and Chief Executive Officer. Under the terms of a transition and retirement agreement effective February 25, 2005, Mr. Williams received for his agreement to transition leadership to Mr. Kingsley and to extend his noncompete with the Company from a two-year period following the termination of his employment to a five-year period, 22 bi-weekly payments of $109,090.91 beginning May 11, 2005 through the earlier of March 8, 2006, the termination of his employment for cause, or his resignation. If Mr. Williams does not resign or is not terminated for cause, such payments will total $2,400,000. These transition payments are not considered compensation for benefit accrual purposes under the SERP and any benefits Mr. Williams accrues under the Retirement Plan as a result of such transition payments reduce Mr. Williams' SERP benefits. During such period, Mr. Williams is not eligible for any bonus or other long term incentive compensation grants, but otherwise received all other employee benefits and perquisites he was eligible to receive as Chairman of the Board, President and Chief Executive Officer, including the personal use of the Company's aircraft up to an incremental cost to the Company of $110,000 for the period May 1, 2005 to April 4, 2006.

     Upon his retirement, Mr. Williams will receive a lump sum payment of $1,296,000 and 26 bi-weekly payments of $31,153.85. Such amounts are equivalent to what Mr. Williams was entitled to receive upon expiration of the term of his employment agreement on April 30, 2005. Of the $1,296,000 lump sum payment, $324,000 is considered compensation for purposes of calculating Mr. Williams SERP benefit. Upon his termination, Mr. Williams will receive his SERP benefit of approximately $4,022,132 payable in approximately two equal installments on May 1, 2006 and 2007. Additionally, upon his retirement he is entitled to receive any compensation or benefits he has accrued and vested in during his employment, including under the Officers' Deferred Compensation Plan.

COMPENSATION COMMITTEE REPORT

  THE COMMITTEE

     The Compensation Committee of the Board of Directors of the Company is composed exclusively of non-employee, independent directors. The Compensation Committee reviews the compensation program for the Chief Executive Officer and other members of senior management, including the executive officers listed in this Proxy Statement in the Summary Compensation Table (the "named executives"), and determines and administers their compensation. In the case of the Chief Executive Officer, the compensation determination made by the Compensation Committee is also subject to ratification by the entire Board. The Compensation Committee has retained an independent consultant to assist in fulfilling its responsibilities.

  COMPENSATION PHILOSOPHY

     The Compensation Committee approves base salary, annual management incentive compensation, and long-term incentive awards for all corporate officers and certain other key executives, with the objective of attracting and retaining individuals of the necessary quality and stature to operate the business. As part of its responsibility, the Compensation Committee reviews and approves all elements of compensation for the named executives including base salary, bonus, long-term incentives, perquisites and other benefits. The Committee considers individual contributions, performance against strategic goals and directions, and industry-wide pay practices in determining the levels of base compensation for key executives. The Compensation Committee also considers the total value of the annual compensation for each executive and all executives as a group.

     The Compensation Committee periodically reviews the effectiveness and competitiveness of the Company's executive compensation structure with the assistance of its independent consultant. In reviewing the competitiveness of the Company's executive compensation, the Compensation Committee uses peer group data, as well as performs a comparative analysis of market surveys and other compensation data, utilizing a regression analysis based on company revenue size.

     It is the Compensation Committee's practice to target the key elements of executive compensation to deliver compensation to each executive and all executives as a group at approximately the 50th percentile of its peer group.

  CHIEF EXECUTIVE OFFICER

     The Committee sets compensation of the Company's Chief Executive Officer annually based on Company performance, his performance, and prevailing market conditions. In connection with his promotion to President and Chief Executive Officer, the Committee increased Mr. Kingsley's personal stake in the Company through his ownership of 100,000 shares of the Company's non-vested restricted Common Stock. With his sizeable ownership position, a very large percentage of Mr. Kingsley's personal net worth is tied directly to the Company's performance. He also received an annual grant of equity in 2005 in the form of 55,060 option shares and 17,810 restricted shares.

     In light of his promotion to President and Chief Executive Officer effective as of March 22, 2005, and his increased management responsibilities, the Committee approved an increase in Mr. Kingsley's base salary to $600,000 annually, effective March 22, 2005. Additionally, the Committee agreed to amend his employment agreement to provide that, in the event his employment is terminated by the Company without cause, he will be entitled to his base salary and continued health benefits for a period of 24 months, a pro rata portion of his bonus and a amount equal to 200% of his base salary, representing target bonus for the covered period, payable over a period of 24 months. If his employment is terminated without cause or he terminates it for certain specified reasons following a change in control of the Company, Mr. Kingsley will receive his full salary and health insurance for a period of 36 months following termination, a pro rata portion of his bonus for the year of his termination and a payment equal to 300% of his base salary, representing target bonus for the covered period, payable over 36 months.

     In addition to employee benefits available to all other employees of the Company, Mr. Kingsley is provided a car, club membership, allowed to use the Company's aircraft for limited personal use up to 25 hours per year, and participates in the SERP. In 2005, the Company also adopted an executive supplemental long-term disability (LTD) program pursuant to which if Mr. Kingsley becomes totally and permanently disabled he would receive an annual benefit of 60% of his base salary or $360,000. This benefit is reduced by any benefits received under the Company's group LTD insurance plan. The group plan provides an annual LTD benefit of 60% of base salary with a maximum annual benefit of $120,000. Mr. Kingsley pays the premiums on the both group and supplemental executive LTD program, but the Company will provide a year-end allowance to cover the premium costs of the supplemental LTD program, plus a gross-up for the taxes associated with this allowance.

     Annual bonuses were paid to Mr. Kingsley based upon the attainment of operating income performance goals pursuant to the terms of the Incentive Award Plan. The maximum bonus payable to Mr. Kingsley under the Incentive Award Plan is 2% of the Company's operating income. Mr. Kingsley's actual bonus for 2005 was $768,200.

     As part of its responsibility to review and approve all elements of the Chief Executive Officer's compensation, the Compensation Committee negotiated and approved the terms of the transition and retirement compensation to be paid to Mr. Williams in exchange for his agreement to transition leadership of the Company to Mr. Kingsley and to extend his non-compete from a two-year period following his termination of employment to a five-year period. The Compensation Committee determined such amounts were necessary and reasonable compensation to effect an orderly transition of the leadership of the Company. A general description of the terms of Mr. Williams' transition and retirement compensation can be found above under COMPENSATION OF EXECUTIVE OFFICERS -- Executive Employment Agreements.

  OTHER KEY EXECUTIVES

     Annual management incentive compensation is paid to corporate officers other than Mr. Kingsley and certain other key executives under the Management Incentive Compensation Plan. The Management Incentive Compensation Plan provides for payment of annual bonuses based upon performance of the business units of the Company and individual performance of the employee. Individual target bonus percentages are based on base salaries and levels of responsibility. Actual awards are set as a percentage of target based on meeting quantitative and qualitative performance criteria set each year in connection with the annual planning process, and adjusted by an individual personal performance multiplier. These targets are based on objectives of importance to the Company, including revenue and margin growth, improvement in working capital and new product introductions. Actual payouts under the plan to corporate officers since the Company was formed in 1988 have ranged from 41% of target to 170% of target. The Committee believes that this plan is properly leveraged relative to performance of the Company and its business units.

  EQUITY PLANS

     In 2005, the Company adopted, and the shareholders approved, the Incentive Award Plan which, in addition to stock options, allowed the Company to make grants of restricted stock. Accordingly, in 2005 long-term incentive awards took the form of both stock options and restricted stock pursuant to the Incentive Award Plan.

     The Compensation Committee believes that the holding of Company stock represents a unity of interest between executives and shareholders. Accordingly, in 2005, the Compensation Committee in consultation with an outside compensation consultant redesigned the form of the Company's long-term incentive equity-based compensation with the objectives to:

     - Strengthen the performance orientation of awards,

     - Provide a competitive equity component to key leadership, and

     - Efficiently use shares.

     Under such redesign, in 2005, instead of receiving only stock options, the named executive officers received combination grants of restricted stock and stock options under the Incentive Award Plan.

     The annual long-term value of equity to be awarded, and correspondingly the number of shares of restricted stock or shares subject to performance awards awarded to executives and other employees in 2005, was determined based on reviews of data provided by an outside consultant on comparable position pay levels at other companies comparable in size, financial performance and complexity, as well as the financial performance of the Company both in the short- and-long term. The Compensation Committee recognized that the Company has positioned itself for long-term growth which will benefit shareholders. The Compensation Committee did not consider the number of stock options granted in previous years in determining awards for 2005, but rather the value of each type of award granted. The value of stock options was determined using the Black-Scholes methodology. Because restricted stock includes the underlying value of the shares transferred, these awards were valued at market.

     In determining the amount of awards to be granted to the named executive officers, 50% of the long-term value was in the form of restricted stock granted at fair market value, and 50% in the form of stock options. The stock options vest ratably over four years based on continued service and the restricted stock cliff-vests at four years.

     Other key corporate executives and business unit presidents received grants of stock options and restricted stock upon the same terms as the most senior executives of the Company. Fifty percent (50%) of the annual long-term incentive value for the other key corporate executives was awarded in the form of stock options, and the other 50% in the form of restricted stock. More selective grants were made to the remaining group of traditionally option-eligible employees at the corporate office and operating groups in the form of stock options only.

     The Compensation Committee believes that the redesign of the Company's long-term equity compensation program, as described above, satisfies its objectives in the following manner:

     - Restricted stock and stock options reward for share price appreciation,

     - Restricted stock builds equity ownership which is more closely aligned to that of other shareholders,

     - The use of restricted stock and stock options improves efficiency with which shares are used since fewer shares are needed to deliver the same value to executives, and

     - Restricted stock, given the underlying stock value and cliff vesting, is an effective retention vehicle.

     The Committee believes that both the annual bonus plan and the long-term incentives align the interests of management with the shareholders and focus the attention of management on the long-term success of the Company. A significant portion of the executives' compensation is at risk, based on the financial performance of the Company and the value of the Company's stock in the marketplace.

     In addition to employee benefits generally available to all other employees of the Company, the Company's executives all receive the use of a Company car and participate in the supplemental executive LTD program pursuant to which, upon disability, the executive would received a benefit of 60% of their base salary above $200,000, up to $3,000 per month or $36,000 per year on a maximum annual base salary of $260,000 (the group LTD plan provides an annual benefit of 60% of the first $200,000 of base salary, or an annual benefit of $120,000 per year). The executive pays the premiums on such insurance, but the Company provides a year-end allowance equal to the supplemental program premium costs only and a gross-up to the executives on the taxes associated with such year-end allowances.

     The Compensation Committee has reviewed all components of executive compensation, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option and restricted stock gains, the earnings and accumulated payout obligations under the Company's non-qualified deferred compensation program, the actual projected payout obligations under the Company's SERP and under several potential severance and change-in-control scenarios and various perquisites and other benefits.

As a result of this review, it was determined that the individual components as well as the aggregate value were in line with the comparable market.

     Section 162(m) of the Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless such compensation is performance-based and certain specific and detailed criteria are satisfied. The Compensation Committee considers the anticipated tax treatment to the Company and the executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of compensation payments can depend upon the timing of an executive's vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the Compensation Committee's control also can affect deductibility of compensation. The Compensation Committee has been advised that, based on current interpretations, the Incentive Award Plan satisfies the requirements for performance based compensation under Code Section 162(m).

     The Report of the Compensation Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such Acts.

                                          Gregory B. Kenny, Chairman
                                          Michael T. Tokarz

AUDIT COMMITTEE REPORT

     For the year ended December 31, 2005, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors, Deloitte & Touche LLP. The Committee discussed with the independent auditors the matters required to be discussed by the Statement of Auditing Standards No. 61, and reviewed the results of the independent auditors' examination of the financial statements.

     The Committee also reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, discussed with the auditors their independence, and satisfied itself as to the auditors' independence.

     Based on the above reviews and discussions, the Audit Committee recommends to the Board of Directors that the financial statements be included or incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Commission.

     The Board of Directors has determined that the members of the Audit Committee satisfy the "independence" requirements of the New York Stock Exchange. The Committee is governed by a charter, which was published in the Company's 2005 Proxy Statement and is available on the Company's website at www.idexcorp.com.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings made by the Company under those statutes, in whole or in part, this report shall not be deemed to be incorporated by reference into any such filings, nor will this report be incorporated by reference into any future filings made by the Company under those statutes.

                                          Bradley J. Bell, Chairman
                                          Frank S. Hermance
                                          Neil A. Springer

PRINCIPAL ACCOUNTANT FEES AND SERVICES

     The aggregate fees billed to the Company for each of the last two fiscal years for professional services rendered by the Company's principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the "Deloitte Entities"), are set forth in the table below. All such fees were pre-approved by our Audit Committee pursuant to our pre-approval policy discussed below.

                                                                 2005         2004
                                                              ----------   ----------
Audit fees(1)...............................................  $1,525,000   $1,338,000
Audit-related fees(2).......................................     698,000      806,000
Tax fees(3).................................................     492,000    1,131,000
All other fees(4)...........................................      25,000       89,000
                                                              ----------   ----------
Total.......................................................  $2,740,000   $3,364,000
                                                              ==========   ==========

---------------

(1) Audit fees represent the aggregate fees billed for the audit of the Company's financial statements, review of the financial statements included in the Company's quarterly reports, and services in connection with statutory and regulatory filings or engagements for those fiscal years.

(2) Audit-related fees represent the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements and are not reported under "Audit fees." These services include planning and compliance with Sarbanes-Oxley regulations in 2005 and 2004.

(3) Tax fees represent the aggregate fees billed for professional services for tax compliance, tax advice and tax planning.

(4) All other fees represent the aggregate fees billed for products and services that are not included in the "Audit fees," "Audit-related fees" and "Tax fees" sections. The Audit Committee has determined that the provision of these services is not incompatible with maintaining the principal accountant's independence.

PRE-APPROVAL POLICIES AND PROCEDURES

     The Audit Committee has adopted a policy that requires the pre-approval of audit and non-audit services rendered by the Deloitte Entities. For audit services, the accounting firm will provide the Audit Committee with an audit services plan during the first quarter of each fiscal year outlining the scope of the audit services proposed to be performed for the fiscal year and the associated fees, which plan must be formally accepted by the Audit Committee. For non-audit services, Company management will submit to the Audit Committee for approval during the first quarter of each fiscal year and from time-to-time during the fiscal year a list of non-audit services that it recommends the Audit Committee engage the accounting firm to provide for the current year, and the associated fees. Company management and the accounting firm each will confirm to the Audit Committee that each non-audit service on any list is permissible under all applicable legal requirements. The Audit Committee will approve both the list of permissible non-audit services and the budget for such services. The Audit Committee delegates to the Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chair will report actions taken to the Audit Committee at a subsequent Audit Committee meeting.

                         COMMON STOCK PERFORMANCE GRAPH

     The following table compares total shareholder returns over the last five years to the Standard & Poor's (the "S&P") 500 Index, the S&P 600 Small Cap Industrial Machinery Index and the Russell 2000 Index assuming the value of the investment in IDEX Common Stock and each index was $100 on December 31, 2000. Total return values for IDEX Common Stock, the S&P 500 Index, S&P 600 Small Cap Industrial Machinery Index and the Russell 2000 Index were calculated on cumulative total return values assuming reinvestment of dividends. The shareholder return shown on the graph below is not necessarily indicative of future performance.

                              (PERFORMANCE GRAPH)

-------------------------------------------------------------------------------------
                        12/00      12/01      12/02      12/03      12/04      12/05
-------------------------------------------------------------------------------------
 IDEX CORPORATION      $100.00    $106.06    $102.26    $132.26    $195.77    $201.13
 S&P 500 INDEX          100.00      88.11      68.64      88.33      97.94     102.75
 S&P 600 SMALL CAP
  INDUSTRIAL            100.00     107.07     102.52     139.61     179.24     195.74
 RUSSELL 2000 INDEX     100.00     102.49      81.49     120.00     142.00     148.46

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934 (the "Exchange Act") requires the Company's officers, directors and persons who own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its officers, directors and greater than 10% shareholders were met during the year ended December 31, 2005, except that the Company failed to timely file a report on Form 4 on behalf of David T. Windmuller reporting his exercise of a stock option award. Additionally, the Company failed to timely file a report on Form 4 on behalf of Lawrence D. Kingsley reporting his surrender of shares to satisfy withholding taxes in connection with the vesting of a portion of his August 23, 2004 restricted stock award. To date, all late Form 4 reports have been filed.

                       PROPOSAL 2 -- APPROVAL OF AUDITORS

     The Audit Committee has appointed Deloitte & Touche LLP as the Company's independent auditors for 2006. Representatives of Deloitte & Touche LLP will attend the Annual Meeting of shareholders and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

     THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 2006.

                 SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
                            FOR 2007 ANNUAL MEETING

     A shareholder desiring to submit a proposal for inclusion in the Company's Proxy Statement for the 2007 Annual Meeting must deliver the proposal so that it is received by the Company no later than November 5, 2006. The Company requests that all such proposals be addressed to Frank J. Notaro, Vice President-General Counsel and Secretary, IDEX Corporation, 630 Dundee Road, Suite 400, Northbrook, Illinois 60062, and mailed by certified mail, return receipt requested. In addition, the Company's By-Laws require that notice of shareholder nominations for directors and related information be received by the Secretary of the Company not later than 60 days before the anniversary of the 2006 Annual Meeting which, for the 2007 Annual Meeting, will be February 2, 2007.

                                 OTHER BUSINESS

     The Board of Directors does not know of any business to be brought before the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if any other matters are properly presented for action, it is the intention of each person named in the accompanying proxy to vote said proxy in accordance with his judgment on such matters.

                                          By Order of the Board of Directors,

                                          -s- Frank J. Notaro
                                          FRANK J. NOTARO
                                          Vice President-General Counsel
                                          and Secretary

March 6, 2006
Northbrook, Illinois

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2005, INCLUDING THE FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED BY SHAREHOLDERS WITHOUT CHARGE BY SENDING A WRITTEN REQUEST TO SUSAN H. FISHER, DIRECTOR - INVESTOR RELATIONS, IDEX CORPORATION, 630 DUNDEE ROAD, SUITE 400, NORTHBROOK, ILLINOIS 60062.

                                                                      APPENDIX A

                                IDEX CORPORATION

                      STANDARDS FOR DIRECTOR INDEPENDENCE

     The following standards, established by the New York Stock Exchange, have been adopted by the Board of Directors ("Board") to determine whether a Director of the Company is independent:

     No Director qualifies as "independent" unless the Board affirmatively determines that the Director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

     A Director is not independent if:

          a. The Director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company.

          b. A Director has received, or has an immediate family member who has received, during any twelve-month period within the last three years more than $100,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

          c. (A) The Director or an immediate family member is a current partner of a firm that is the Company's internal or external auditor; (B) the Director is a current employee of such a firm; (C) the Director has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (D) the Director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company's audit within that time.

          d. The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the same time serves or served on that company's compensation committee.

          e. The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

          f. An "immediate family member" includes a person's spouse, parents, children, siblings, mothers-and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares such person's home.

     The Board has established the following additional categorical standards of independence to assist it in making independence determinations:

     Business Relationships. Any payments by the Company for goods or services, or other contractual arrangements to: (i) a business employing, or 10% or more owned by, a Director or an immediate family member; or (ii) an entity for which a Director or an immediate family member serves as a Director or in a similar capacity, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. The following relationships are not considered material relationships that would impair a Director's independence:

          a. If a Director (or an immediate family member) is an officer or Director of another company that does business with the Company and the annual sales to, or purchases from, the Company during such other company's preceding fiscal year are less than 2% of the gross annual revenues of such company; and

          b. If a Director is a partner, officer or employee of an investment bank or consulting firm, the Director (or an immediate family member) does not personally perform any investment banking or consulting services for the Company, and the annual fees paid to the firm by the Company during such firm's preceding fiscal year does not exceed $250,000.

     Relationships with Charitable Organizations. A Director's independence will not be considered impaired solely for the reason that a Director or an immediate family member is a director, officer or trustee of a university, foundation or other not-for-profit organization that receives from the Company and its direct and indirect subsidiaries during any of the prior three fiscal years, contributions in any single fiscal year not exceeding the greater of $1 million or 2% of such charitable organization's consolidated gross revenues during such charitable organization's fiscal year (any automatic matching of employee charitable contributions by the Company or its direct or indirect subsidiaries is not included in the Company's contributions for this purpose). All contributions by the Company in excess of $100,000 to not-for-profit entities with which a Director is affiliated will be reported to the Nominating and Corporate Governance Committee, and may be considered in making independence determinations.

     For purposes of these standards, "Company" shall mean IDEX Corporation and its direct and indirect subsidiaries.

PROXY

                                   DETACH HERE
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                                IDEX CORPORATION
                                 630 DUNDEE ROAD
                           NORTHBROOK, ILLINOIS 60062

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints NEIL A. SPRINGER, LAWRENCE D. KINGSLEY and FRANK J. NOTARO, and each of them, as Proxies with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated below, all the shares of common stock of IDEX Corporation held of record by the undersigned on February 28, 2005, at the Annual Meeting of shareholders to be held on April 4, 2006, or at any adjournment thereof.

                PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                             YOUR VOTE IS IMPORTANT

                PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE.

                                   DETACH HERE
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                         (Continued from the other side)

(1) Election of Directors -- Class II. Nominees: (1) Michael T. Tokarz
    (2) Frank S. Hermance

    [ ] FOR        [ ] WITHHOLD

(2) Approval of Deloitte & Touche LLP as auditors of the Company.

    [ ] FOR        [ ] AGAINST         [ ] ABSTAIN

(3) In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

      DATED:                            2006
            ---------------------------

      --------------------------------------
      SIGNATURE

      --------------------------------------
      SIGNATURE IF HELD JOINTLY

PLEASE SIGN EXACTLY AS NAME APPEARS ABOVE. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNED AS ATTORNEY, AS EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.